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                                                                    EXHIBIT 23.2





                         CONSENT OF INDEPENDENT AUDITORS






Board of Directors
Morton Metalcraft Holding Co.
Morton, Illinois

We consent to the inclusion of our report dated February 4, 1998, with respect to the consolidated balance sheets of Morton Metalcraft Holding Co. and Subsidiaries as of December 31, 1997 and June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the six months ended December 31, 1997 and each of the years in the three-year period ended June 30, 1997, and the financial statement schedule, which report appears as an exhibit in the Form 10-K of MLX Corp. dated December 31, 1997.




CLIFTON GUNDERSON L.L.C.

Peoria, Illinois
February 27, 1998